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Exhibit 5.1

June 27, 2003

MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707

  Re:
  Registration of Securities of MSC.Software Corporation

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement ("Registration Statement") on Form S-3 of MSC.Software Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of (i) $100,000,000 in aggregate principal amount of 2 1/2% Senior Subordinated Convertible Notes due 2008 (the "Notes"), (ii) such indeterminate number of shares of common stock, par value $0.01 per share ("Common Stock"), of the Company as may be issuable from time to time upon conversion of the Notes (the "Conversion Shares"), and (iii) 3,517,696 additional shares of Common Stock held by certain of the Company's stockholders (the "Additional Shares").

        We are of the opinion that:

  1.
  The Notes have been duly authorized by all necessary corporate action on the part of the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

  2.
  The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, dated as of May 5, 2003, by and between the Company and J.P. Morgan Trust Company, National Association, as trustee, will be validly issued, fully paid and non-assessable.

  3.
  The Additional Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                      Respectfully submitted,

                      /s/ O'Melveny & Myers LLP

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  Exhibit 5.1